EXHIBIT 21




                           SUBSIDIARIES OF REGISTRANT



The following is a listing of Subsidiaries of the Corporation, their jurisdictions of incorporation, and the name under which they do business. Each is wholly owned. Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 1998.


                                                           Jurisdiction of
         Name of Subsidiary                                Incorporation
         ------------------                                -------------

       Christiana, Inc.                                    Delaware
       Hershey Canada Inc.                                 Canada
       Hershey Chocolate & Confectionery Corporation       Delaware
       Hershey Chocolate of Virginia, Inc.                 Delaware
       Hershey Holding Corporation                         Delaware
       Hershey Pasta Group Winchester, Inc.                Delaware
       Homestead, Inc.                                     Delaware